The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the TACYN product supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated September 4, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016

and Product Supplement dated May 2, 2016)

UBS AG $• Trigger Autocallable Contingent Yield Notes

Linked to the least performing between the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF due on or about September 20, 2021

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing between the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF (each, an “underlying asset” and together, the “underlying assets”). UBS will pay a contingent coupon on the coupon payment date if the closing level of each underlying asset on the applicable observation date (including the final valuation date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (the “final level”) is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to the principal amount of your Notes. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to any other underlying asset. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher contingent coupon rates are generally associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on the coupon payment date if the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable observation date (including the final valuation date). If, however, the closing level of any underlying asset is less than its coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.
❑	Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due if the closing level of each underlying asset is equal to or greater than its initial level on any observation date (quarterly, beginning after six months) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will repay you the principal amount per Note at maturity. If, however, the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return of the least performing underlying asset. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	September 14, 2018
Settlement Date**	September 19, 2018
Observation Dates	Quarterly (callable after six months) (see page 4)
Final Valuation Date	September 15, 2021
Maturity Date	September 20, 2021
*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-20 of the Trigger Autocallable Contingent Yield Notes (“TACYN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms of the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
Shares of the iShares® MSCI Emerging Markets ETF	EEM	6.75% - 7.75% per annum	•	70% of the Initial Level	70% of the Initial Level	90281A884	US90281A8844
Shares of the iShares® MSCI EAFE ETF	EFA		•	70% of the Initial Level	70% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $9.37 and $9.67. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TACYN product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TACYN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing between the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF	$•	$10.00	$•	$0.20	$•	$9.80
UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TACYN product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572352/d180022d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “TACYN product supplement” mean the UBS product supplement, dated May 2, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the specified observation dates and that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the assets comprising the least performing underlying asset.
♦	You are willing to receive no contingent coupons and believe the closing level of each underlying asset will be equal to or greater than its coupon barrier on each observation date and that the final level of each underlying asset will be equal to or greater than its downside threshold.
♦	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.
♦	You understand and accept that you will not participate in any appreciation of any underlying asset and that your potential return is limited to any contingent coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
♦	You would be willing to invest in the Notes based on the coupon barriers and downside thresholds indicated on the cover hereof and if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the assets comprising the underlying assets (the “underlying constituents”).
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying assets.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the specified observation dates or that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a significant portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying asset.
♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one observation date or that the final level of any underlying asset will be less than its downside threshold.
♦	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying assets or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying assets.
♦	You would be unwilling to invest in the Notes based on the coupon barriers or downside thresholds indicated on the cover hereof or if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying constituents.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are unwilling to accept the risks associated with the underlying assets.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 3 years, subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and coupon payment dates (including the final valuation date and maturity date) to ensure that the stated term of the Notes remains the same.
Underlying Assets	The iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF.
Contingent Coupon & Contingent Coupon Rate

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the closing level of any underlying asset is less than its coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate and will be set on the trade date. The table below sets forth the range of the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier. The actual contingent coupon rate will be set on the trade date.

	Contingent Coupon Rate	Between 6.75% and 7.75%
	Contingent Coupon	Between $0.1688 and $0.1938

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any underlying asset is less than its respective coupon barrier.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Underlying Return	For each underlying asset, the quotient, expressed as a percentage of the following formula: Final Level – Initial Level Initial Level
Downside Threshold(1)	A specified level of each underlying asset that is less than the initial level of each underlying asset, based on a percentage of the initial level as indicated on the cover hereof.
Coupon Barrier(1)	A specified level of each underlying asset that is less than the initial level of each underlying asset, based on a percentage of the initial level as indicated on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.

2

Investment Timeline

Trade date	The initial level is observed and the final terms of the Notes are set.
¯
Quarterly (callable after six months)

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call UBS will pay you a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

¯
Maturity date

The final level of each underlying asset is observed on the final valuation date and the underlying return of each underlying asset is calculated.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

3

Observation Dates(1) and Coupon Payment Dates(1)(2)(3)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
December 14, 2018*	December 18, 2018*	December 16, 2019	December 18, 2019	December 14, 2020	December 16, 2020
March 14, 2019*	March 18, 2019	March 16, 2020	March 18, 2020	March 15, 2021	March 17, 2021
June 14, 2019	June 18, 2019	June 15, 2020	June 17, 2020	June 14, 2021	June 16, 2021
September 16, 2019	September 18, 2019	September 14, 2020	September 16, 2020	Final Valuation Date	Maturity Date

*	The Notes are not callable until the first potential call settlement date, which is March 18, 2019.
(1)	Subject to the market disruption event provisions set forth in the TACYN product supplement.
(2)	If you are able to sell the Notes in the secondary market on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date.
(3)	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset or its underlying constituents. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TACYN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at that time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier. If the closing level of any underlying asset is less than its coupon barrier on any observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of any underlying asset is less than its coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupons coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to any contingent coupons and you will not participate in any appreciation of any underlying asset or underlying constituent — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying asset or underlying constituent.
♦	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of each underlying asset could be less than its coupon barrier on any observation date and that the final level of each underlying asset could be less than its downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its initial level on certain observation dates prior to the final valuation date as set forth under “Observation Dates and Coupon Payment Dates” above. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of ETFs, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you may receive a negative return equal to the underlying return of the least performing underlying asset if the closing level of one underlying asset is less than its downside threshold on the final valuation date, even if the underlying return of another underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
5

♦	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or fewer underlying assets. With more underlying assets, it is more likely that the closing level or final level of any underlying asset will be less than its coupon barrier or downside threshold on any observation date or the final valuation date, respectively, than if the Notes were linked to a single underlying asset or fewer underlying assets.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its coupon barrier or downside threshold on any observation date or on a final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside thresholds and coupon barriers are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or that the final level of any underlying asset is less than its downside threshold will occur is even greater despite a lower downside threshold and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents and their issuers, such as stock or commodity price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market levels and volatility, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying assets and underlying constituents, the volatility of the underlying assets, any dividends paid on the underlying constituents, the correlation among the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of each underlying asset and the underlying constituents; the volatility of each underlying asset and the underlying constituents; any dividends paid on the underlying assets and the underlying constituents; the correlation among the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each underlying asset is currently or has been less than its coupon barrier; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its coupon barrier on any observation date, or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect any issuer of an underlying constituent (an “underlying constituent issuer”). You should be willing to accept the risks of owning equities in general and the underlying assets and underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The underlying assets are ETFs and their values may not completely track the values of their underlying constituents — Although the trading characteristics and valuations of ETFs such as the underlying assets will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The values of the underlying assets will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying assets may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying assets or that there will be liquidity in the trading market.

♦	The Notes are subject to currency exchange risk — The underlying constituents are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the underlying constituents trade. The values of the currencies in which the underlying constituents trade may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of underlying constituents will be adversely affected and, consequently, the likelihood of receiving a contingent coupon and the payment at maturity, if any, may be reduced.

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♦	The Notes are subject to non-U.S. securities market risk — The Notes are linked to the least performing between the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF, each of which are comprised of stocks of non-U.S. companies that are traded on various non-U.S. exchanges and, therefore, are subject to risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	The Notes are subject to emerging markets risk — Because the underlying constituents of the iShares® MSCI Emerging Markets ETF are traded in emerging markets, the Notes are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.
♦	Fluctuation of NAV — The net asset values (the “NAV”) of the underlying assets may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying assets may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying assets and may adversely affect the liquidity and prices of the underlying assets, perhaps significantly. For any of these reasons, the market price of the underlying assets may differ from their NAV per share and may trade at, above or below their NAV per share.
♦	Failure of an underlying asset to track the level of its target index — While each underlying asset is designed and intended to track the level of a specific index (each, a “target index”), various factors, including fees and other transaction costs, will prevent the underlying assets from correlating exactly with changes in the level of their respective target index. Accordingly, the performance of each underlying asset will not be equal to the performance of its target index during the term of the Notes.
♦	The underlying assets utilize a passive indexing investment approach — The underlying assets are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying assets, each utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of their respective target indexes by investing in a portfolio of stocks that generally replicate such indexes. Therefore, unless a specific stock is removed from such indexes, the underlying assets generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying assets are each subject to the risk that the investment strategy of their respective investment advisers may not produce the intended results.

♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial level, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TACYN product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying asset, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a share of another exchange traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.
♦	UBS cannot control actions by the underlying asset issuers and the underlying asset issuers have no obligation to consider your interests — UBS and its affiliates are not affiliated with the underlying asset issuers and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of their closing levels. None of the underlying asset issuers are involved in the Notes offering in any way and none have an obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

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♦	UBS cannot control actions by the underlying asset issuers or, except to the extent our common stock is included in an underlying asset, any underlying constituent issuer and none of the underlying asset issuers or any other underlying constituent issuer have any obligation to consider your interests — UBS and its affiliates are not affiliated with the underlying asset issuers and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing levels. In addition, except to the extent our common stock is included in the iShares® MSCI EAFE ETF, UBS and its affiliates are not affiliated with any underlying constituent issuer and have no ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the underlying asset issuers or any other underlying constituent issuer are involved in the Notes offering in any way and none have an obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	Potential UBS impact on an underlying asset or any underlying constituent — Trading or transactions by UBS or its affiliates in an underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of that underlying asset or any underlying constituent, may adversely affect the market price(s) or level(s) of the applicable underlying asset on any observation date or the final valuation date and, therefore, the market value of the Notes and any payout to you of any contingent coupons or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes on the trade date, or the closing level of any underlying asset on any observation date (including the final valuation date). As UBS determines the economic terms of the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.

♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 3 years
Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter)
Contingent Coupon:	$0.15 per quarter
Observation Dates:	Quarterly (callable after six months)
Initial Level:
Underlying Asset A:	$40.00
Underlying Asset B:	$70.00
Coupon Barrier:
Underlying Asset A:	$28.00 (which is 70% of the Initial Level)
Underlying Asset B:	$49.00 (which is 70% of the Initial Level)
Downside Threshold:
Underlying Asset A:	$28.00 (which is 70% of the Initial Level)
Underlying Asset B:	$49.00 (which is 70% of the Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Initial Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $40 (equal to or greater than Initial Level) Underlying Asset B: $70 (equal to or greater than Initial Level)	$0.15 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Asset A: $41 (equal to or greater than Initial Level) Underlying Asset B: $72 (equal to or greater than Initial Level)	$10.15 (Call Settlement Amount)

	Total Payment	$10.30 (3.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately six months after the trade date), UBS will pay on the call settlement date a total of $10.15 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.15 received in respect of the prior observation date, you will have received a total of $10.30, a 3.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $43 (equal to or greater than Initial Level) Underlying Asset B: $78 (equal to or greater than Initial Level)	$0.15 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Asset A $26 (less than coupon barrier) Underlying Asset B $79 (equal to or greater than initial level	$0
Third through Eleventh Observation Date	Underlying Asset A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: Various (all less than Coupon Barrier)	$0
Final Valuation Date	Underlying Asset A: $29 (equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: $51 (equal to or greater than Coupon Barrier and Downside Threshold)	$10.15 (Payment at Maturity)
	Total Payment	$10.30 (3.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay a total of $10.15 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.15 received in respect of the prior observation dates, UBS will have paid a total of $10.30, a 3.00% total return on the Notes.

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Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level of an Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $31 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: $60 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.15 (Contingent Coupon)
Second Observation Date	Underlying Asset A: $35 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: $73 (equal to or greater than Initial Level)	$0.15 (Contingent Coupon)
Third through Eleventh Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: Various (all less than Coupon Barrier)	$0
Final Valuation Date	Underlying Asset A: $45 (equal to or greater than Initial Level) Underlying Asset B: $28 (less than Coupon Barrier and Downside Threshold)	$10 x (1 + Underlying Return of the Least Performing Underlying Asset) = $10 x [1 + (-60%)] = $10 x 0.40 = $4 (Payment at Maturity)
	Total Payment	$4.30 (57.00% loss)

Because the Notes are not subject to an automatic call and the final level of Underlying Asset B is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset and at maturity UBS will pay you $4 per Note. When added to the contingent coupons of $0.30 received in respect of the prior observation dates, UBS will have paid you $4.30 per Note for a loss on the Notes of 57.00%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included on the following pages is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying asset. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

The underlying assets are registered under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuers with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuers can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares, Inc. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (“target index”). The EEM Fund will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the target index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the target index, but which BFA believes will help the EEM Fund track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to the target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The EEM Fund may or may not hold all of the securities that are included in the target index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries. The target index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The target index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EEM Fund’s primary exchange, which went into effect on October 1, 2017, the EEM Fund is required to confirm on an ongoing basis that the components of the target index satisfy the Exchange’s listing requirements. In the event that the target index does not comply with the Exchange’s listing requirements, the EEM Fund will be required to rectify such non-compliance by requesting that the target index’s developer and sponsor, MSCI, modify the target index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EEM Fund being delisted by the Exchange.

As of June 30, 2018, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.69% of the EEM Fund’s average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of June 30, 2018, the EEM Fund’s held stocks in the following industry sectors: Information Technology (27.78%), Financials (22.72%), Consumer Discretionary (9.74%), Materials (7.58%), Energy (7.14%), Consumer Staples (6.63%), Industrials (5.16%), Telecommunications (4.25%), Health Care (3.18%), Real Estate (2.98%), Utilities (2.43%), and Cash and/or Derivatives (0.39%).

As of the May 2016 semi-annual index review, MSCI added the then-remaining free float-adjusted market capitalization of companies that traded outside of their country of classification (“foreign listed companies”) at half their free float-adjusted market capitalization in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Investable Market Index (IMI) at the November 2015 semi-annual index review. Such companies were added to the MSCI China IMI, MSCI Hong Kong IMI, MSCI Israel IMI and MSCI Netherlands IMI within the MSCI ACWI IMI. Such companies met the “Foreign Listing Materiality Requirement”, which requires the aggregate market capitalization of all securities represented by foreign listings represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country IMI and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI IMI. MSCI expects that all changes will be implemented as of the close of May 31, 2016.

In making your investment decision you should review the prospectus related to the EEM Fund, dated December 29, 2017, filed by iShares, Inc. (the “EEM Fund Prospectus”) available at:

https://www.sec.gov/Archives/edgar/data/930667/000119312517378797/d504124d485bpos.htm

In addition, the EEM Fund Prospectus is available on the EEM Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EEM Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EEM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. The EEM Fund’s website is ishares.com/us/products/239637/ishares-msci-emerging-markets-etf. We are not incorporating by

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reference the website or any material it includes in this pricing supplement. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EEM Fund.

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Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for the EEM Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EEM Fund on August 30, 2018 was $42.95 (the “hypothetical initial level” for the EEM Fund). Its actual initial level will be the closing level of the EEM Fund on the trade date. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62
7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.87	$34.36
7/1/2016	9/30/2016	$38.20	$33.77	$37.45
10/1/2016	12/31/2016	$38.10	$34.08	$35.01
1/1/2017	3/31/2017	$39.99	$35.43	$39.39
4/1/2017	6/30/2017	$41.93	$38.81	$41.39
7/1/2017	9/30/2017	$45.85	$41.05	$44.81
10/1/2017	12/31/2017	$47.81	$44.82	$47.12
1/1/2018	3/31/2018	$52.08	$45.69	$48.28
4/1/2018	6/30/2018	$48.14	$42.33	$43.33
7/1/2018	8/30/2018*	$45.03	$41.51	$42.95

* The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the EEM Fund from January 1, 2008 through August 30, 2018, based on information from Bloomberg. The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of $30.07, which is equal to 70% of its hypothetical initial level. Its actual downside threshold and coupon barrier will be determined on the trade date. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

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iShares® MSCI EAFE ETF

"We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EFA FUND. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “target index”). The EFA Fund will generally invest at least 90% of its assets in the securities of the target index and depositary receipts representing the securities of the target index. The EFA fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the target index, but which BFA believes will help the EFA Fund track the target index.

BFA uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the target index. The EFA Fund may or may not hold all of the securities that are included in the target index.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), The EFA Fund’s primary exchange, which are scheduled to go into effect on January 1, 2018, the EFA Fund will be required to confirm on an ongoing basis that the components of the target index satisfy the Exchange’s listing requirements. In the event that the target index does not comply with the Exchange’s listing requirements, the EFA Fund will be required to rectify such non-compliance by requesting that the target index’s developer and sponsor, MSCI Inc. (“MSCI”) modify the target index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EFA Fund being delisted by the Exchange.

The target index was developed by MSCI and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The target index has been developed by MSCI as an equity benchmark for its international stock performance.

As of June 30, 2018, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.32% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of the EFA Fund.

As of June 30, 2018, the EFA Fund includes stocks from Europe, Australia, Asia and the Far East. The top ten countries by weight are Japan (23.82%), United Kingdom (17.86%), France (10.92%), Germany (9.45%), Switzerland (7.71%), Australia (6.89%), Hong Kong (3.59%), Netherlands (3.56%), Spain (3.04%) and Sweden (2.55%). As of June 30, 2018, the EFA Fund’s top sector holdings were: Financials (19.65%), Industrials (14.21%), Consumer Discretionary (12.26%), Consumer Staples (11.23%), Health Care (10.56%), Materials (8.10%), Information Technology (6.76%), Energy (6.03%), Telecommunications (3.60%), Real Estate (3.50%), Utilities (3.29%), and Cash and/or Derivatives (0.81%).

In making your investment decision you should review the prospectus related to the EFA Fund, dated December 1, 2017, filed by iShares Trust (the “EFA Fund Prospectus”) available at:

sec.gov/Archives/edgar/data/1100663/000119312517358562/d678727d497k.htm

In addition, the EFA Fund Prospectus is available on the EFA Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EFA Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

The EFA Fund’s website is us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the Exchange under ticker symbol “EFA.”

We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EFA Fund.

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Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for the EFA Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EFA Fund on August 30, 2018 was $67.88 (the “hypothetical initial level” for the EFA Fund). Its actual initial level will be the closing level of the EFA Fund on the trade date. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84
1/1/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32
10/1/2015	12/31/2015	$62.06	$57.50	$58.75
1/1/2016	3/31/2016	$57.80	$51.38	$57.13
4/1/2016	6/30/2016	$59.87	$52.64	$55.81
7/1/2016	9/30/2016	$59.86	$54.44	$59.13
10/1/2016	12/31/2016	$59.20	$56.20	$57.73
1/1/2017	3/31/2017	$62.60	$58.09	$62.29
4/1/2017	6/30/2017	$67.22	$61.44	$65.20
7/1/2017	9/30/2017	$68.48	$64.83	$68.48
10/1/2017	12/31/2017	$70.80	$68.42	$70.31
1/1/2018	3/31/2018	$75.25	$67.94	$69.68
4/1/2018	6/30/2018	$71.90	$66.35	$66.97
7/1/2018	8/30/2018*	$68.98	$65.53	$67.88

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the EFA Fund from January 1, 2008 through August 30, 2018, based on information from Bloomberg. The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of $47.52, which is equal to 70% of its hypothetical initial level. Its actual downside threshold and coupon barrier will be determined on the trade date. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the EEM Fund and the EFA Fund from January 1, 2008 through August 30, 2018. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2008 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2008 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to close below its coupon barrier or downside threshold on an observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its coupon barrier or downside threshold on an observation date or the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the TACYN product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as pre-paid derivative contracts with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the TACYN product supplement.

Because the underlying assets would be treated as “pass-thru entities” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental U.S. Tax Considerations - Alternative Treatments” of the TACYN product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

20

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should consult your tax advisor regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any U.S. underlying constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying assets, underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying assets, the underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying assets, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the jurisdictions of the underlying constituent issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the TACYN product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information about the Underlying Assets	12
Correlation of the Underlying Assets	19
What are the Tax Consequences of the Notes?	20
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	22

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-14
Risk Factors	PS-20
General Terms of the Notes	PS-39
Use of Proceeds and Hedging	PS-60
Supplemental U.S. Tax Considerations	PS-61
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflict of Interest)	PS-70

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger Autocallable Contingent Yield Notes due on or about September 20, 2021

Preliminary Pricing Supplement dated September 4, 2018

(To Product Supplement dated May 2, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.